UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
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                           Packard BioScience Company
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




                                                                        CONTACT:
                                                      Packard BioScience Company
[PACKARD BIOSCIENCE LOGO]                                       Wayne Richardson
                                                   Director - Investor Relations
                                       Tel: (203) 639-2266   Fax: (203) 235-6089
                                              E-mail: ccir@packardbioscience.com
                                                      --------------------------




                           PACKARD BIOSCIENCE COMPANY
                      ANNOUNCES SECOND QUARTER 2001 RESULTS
                      -------------------------------------


Meriden, Connecticut, August 3, 2001 - Packard BioScience Company (Nasdaq: PBSC) reported today its operating results for the second quarter ended June 30, 2001, as compared to the quarter ended June 30, 2000.

Unless otherwise stated, references throughout this release are adjusted to include revenues from the GSI Life Sciences acquisition and to remove the effects of charges related to the Company's initial public offering and its withdrawal of a secondary offering, discontinued operations and purchase accounting charges, and the effects of fluctuations in foreign currencies on the Company's revenues.

Highlights of the Company for the second quarter include:

o The Company's organic revenue grew 13.4% to $49.0 million; removing the effects of exchange rates, organic revenues would have risen 17.6%;
o Operating profit, exclusive of goodwill amortization and one-time charges, grew over 40% to $5.6 million;
o Diluted cash earnings per share from continuing operations increased to $0.03 from breakeven in the second quarter of 2000, even with higher-than-expected net interest expense in the second quarter. The second quarter included charges of $1.1 million related to purchase accounting and the withdrawal of a secondary offering.

Packard's second-quarter revenue grew $7.6 million, led by strong liquid handling and automated sample preparation instrument revenues which grew over 35% in the quarter. Packard's service revenue, which had declined over the past year, reversed this trend by increasing 10% over the prior year's quarter.

"We are extremely pleased to see our continued revenue growth in the second quarter. We were able to overcome some of the anticipated market softness and increase our overall revenue growth by more than 15% once again. Our revenues and operating profit both exceeded expectations this quarter; some of the initiatives we took in the second quarter, especially in the area of microarray scanners, are beginning to pay dividends, and our liquid handling and automated sample preparation products continue to grow in excess of 30%," said Emery G. Olcott, Chairman and Chief Executive Officer.




                                   (continued)

                                    Page Two


Packard BioScience Company is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life science research industries. The Company is primarily focused on the rapidly-growing areas of drug screening, functional genomics and proteomics. The Company's broad technology portfolio and its experience working in more than 60 countries with market-leading customers have allowed it to establish a strong position in many of its primary product categories, including liquid handling and sample preparation robotics and integrated screening systems for drug discovery.

On July 13, 2001, the Company entered into a merger agreement with PerkinElmer, Inc. Pursuant to the merger agreement, the Company will become a subsidiary of PerkinElmer and each outstanding share of the Company's common stock will be converted into 0.311 of a share of PerkinElmer common stock. The merger is subject to customary conditions including approval of the stockholders of both the Company and PerkinElmer and regulatory approvals. The merger is expected to close in the fourth quarter.

Certain statements contained herein are "forward looking" statements, including, without limitation, the prospective statements regarding growth rates. Many factors could cause actual results to differ materially from these statements including, without limitation, loss of market share from competition, our ability to successfully introduce new products and platforms or to expand the application range for our current products, our ability to protect our intellectual property, the possibility that our products may infringe on the intellectual property rights of others, changes in the markets we serve and economic issues such as interest rate and foreign exchange fluctuations. These and other risk factors are discussed in detail in our filings with the Securities and Exchange Commission.

PerkinElmer, Inc. has filed with the SEC a Registration Statement on Form S-4 in connection with the merger between the Company and PerkinElmer, which includes a Joint Proxy Statement/Prospectus relating to the transaction that the Company and PerkinElmer plan to mail to their respective stockholders. THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PERKINELMER, THE TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY. Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by the Company and PerkinElmer through the Web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus from the Company by contacting Wayne Richardson at (203) 639-2266 or from PerkinElmer by contacting Diane Basile at (781) 431-4306. The Company and PerkinElmer, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the identity of the Company's and PerkinElmer's directors and executive officers and their respective interests in the solicitation is contained in the Joint Proxy Statement/Prospectus.


                               (one table follows)

                   PACKARD BIOSCIENCE COMPANY AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED OPERATING RESULTS
                THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                        (IN 000'S EXCEPT PER SHARE DATA)



                                   SIX MONTHS ENDED    |  THREE MONTHS ENDED
                                       JUNE 30,        |       JUNE 30,
                                -----------------------|------------------------
                                   2001      2000 (1)  |   2001        2000
                                -----------------------|------------------------
                                                       |
Net Sales                        $100,450   $  78,417  |$  48,995   $  38,572
Cost of Sales                      44,612      33,848  |   22,150      16,477
                                ----------  ---------- |----------  ----------
Gross Profit                       55,838      44,569  |   26,845      22,095
Research & Development                                 |
  Expenses                         15,461      13,276  |    6,884       7,048
Selling, General &                                     |
Administrative Expenses            28,939      26,868  |   15,403      11,191
Goodwill Amortization               2,939         499  |    1,473         259
                                ----------  ---------- |----------  ----------
Operating Profit                    8,499       3,926  |    3,085       3,597
Interest Expense, Net              (6,021)     (9,945) |   (2,316)     (3,974)
                                ----------- -----------|----------- -----------
Income (Loss) from Continuing                          |
  Operations Before Income Taxes    2,478      (6,019) |      769        (377)
Provision For (Benefit From)                           |
  Income Taxes                        768      (2,107) }      236        (132)
                                ----------  ---------- |----------  ----------
Income (Loss) from Continuing                          |
  Operations                        1,710      (3,912) |      533         (245)
Discontinued Operations, Net                           |
  of Income Taxes                  49,065        (860) |      730       1,663
Extraordinary Items, Net of                            |
  Income Taxes                        --          567  |      --          567
                                ----------  ---------- |----------  ----------
Net Income (Loss)               $  50,775   ($  4,205) |$    1,263  $   1,985
                                ==========  ========== |==========  ==========
                                                       |
Earnings Per Share:                                    |
  Basic -                                              |
   From Continuing Operations   $    0.03   ($   0.07) |$    0.01   $    0.00
   From Discontinued Operations      0.72   (    0.02) |     0.01        0.02
   Extraordinary Items               0.00        0.01  |     0.00        0.01
                                ----------  ---------- |----------  ----------
   Net Income (Loss)            $    0.75   ($   0.08) |$    0.02   $    0.03
                                ==========  ========== |==========  ==========
  Diluted -                                            |
   From Continuing Operations   $    0.02   ($   0.07) |$    0.01   $    0.00
   From Discontinued Operations      0.70   (    0.02) |     0.01        0.02
   Extraordinary Items               0.00        0.01  |     0.00        0.01
                                ----------  ---------- |----------  ----------
   Net Income (Loss)            $    0.72   ($   0.08) |$    0.02   $    0.03
                                ==========  ========== |==========  ==========
Weighted Average Shares                                |
Outstanding:                                           |
   Basic                           68,088      53,055  |    68,378     58,049
   Diluted                         70,695      53,055(2)    70,668     58,049(2)



(1)  Includes charges related to the Company's initial public offering.
(2) Excludes common stock equivalents as their effect is not dilutive in light of the loss.